Exhibit 2

LSB Funding LLC

600 Steamboat Road, Suite 200

Greenwich, Connecticut 06830

August 10, 2022

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma 73107

Attention: Michael J. Foster, General Counsel

Re: Registration Rights Agreement; Securities Exchange Agreement

Ladies and Gentlemen,

This letter agreement is being entered into as of the date first listed above by and among LSB Funding LLC, a Delaware limited liability company (“LSB Funding”), LSB Industries, Inc., a Delaware corporation (the “Company”), and SBT Investors LLC, a Delaware limited liability company (“SBT Investors”), in connection with (i) the pro rata distribution in kind by LSB Funding of shares of the Company’s common stock, par value $0.10 per share (“LSB Common Stock”), and related subsequent pro rata distributions in kind by certain of its direct and indirect parent companies and members to their respective members, partners or stockholders (the “Distribution in Kind”), such Distribution in Kind to occur immediately following the effectiveness of this letter agreement and (ii) the proposed registered underwritten offering of shares of LSB Common Stock by LSB Funding and SBT Investors LLC, its affiliate, following the effectiveness of this letter agreement (the “Secondary Offering”).

1. Registration Rights Agreement. Reference is made to that certain Registration Rights Agreement, dated as of December 4, 2015, by and between the Company and LSB Funding (as amended, the “Registration Rights Agreement”). Capitalized terms used and not otherwise defined in this Section 1 shall have the respective meanings ascribed to them in the Registration Rights Agreement.

a)

Registration Rights Transfer. Pursuant to Section 2.11 of the Registration Rights Agreement, LSB Funding hereby gives notice of its intention to partially transfer (the “Registration Rights Transfer”), immediately following the effectiveness of this letter agreement, a portion of its rights under the Registration Rights Agreement to cause the Company to register up to 24,803,398 Registrable Securities (the “Specified Securities”) to SBT Investors LLC (“SBT Investors”), located at 600 Steamboat Road, Suite 200, Greenwich, Connecticut 06830, in connection with the distribution of such Specified Securities to SBT Investors pursuant to the Distribution in Kind. In connection with the Registration Rights Transfer, LSB Funding and SBT Investors hereby represent and warrant to the Company that (a) the transfer of the Specified Securities to SBT Investors pursuant to the Distribution in Kind would be permitted for a transfer of “Securities” (as defined in the Securities Purchase Agreement) pursuant to Section 7.05 of the Securities Purchase Agreement, (b) SBT Investors is an Affiliate of LSB Funding and, after the Registration Rights Transfer, will continue to be an Affiliate of LSB Funding, and (c) the Distribution in Kind is being made in compliance with all applicable securities laws. LSB Funding further represents that it is not relieved of any obligation or liabilities under the Registration Rights Agreement arising out of events occurring prior to the Registration Rights Transfer. By signature of its authorized representative below, SBT Investors hereby assumes responsibility for the portion of the obligations of LSB Funding under the Registration Rights Agreement related to the Specified Securities. For the avoidance of doubt, LSB Funding shall remain entitled to all rights under the Registration Rights Agreement with respect to Registrable Securities other than the Specified Securities.

b)

Amendments to Registration Rights Agreement. In connection with the Registration Rights Transfer and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each of LSB Funding and the Company, each of LSB Funding (constituting the sole Holder holding all of the Registrable Securities as of the date hereof) and the Company hereby agree, in accordance with Section 3.12 of the Registration Rights Agreement, to the following amendments to the Registration Rights Agreement, which constitute a written amendment for purposes thereof:

a.	The first paragraph of the Registration Rights Agreement is amended and restated to read as follows:

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December 4, 2015, by and between LSB Industries, Inc., a Delaware corporation (together with its successors by merger, acquisition, reorganization or otherwise, the “Company”), and the Person set forth on Schedule A to this Agreement (together with any transferee or assignee pursuant to any transfer or assignment made in compliance with Section 2.11 hereof, collectively, the “Purchaser”).

b.	The definition of “Additional Common Stock” included in Section 1.01 and each use of such defined term in the Registration Rights Agreement is deleted from the Registration Rights Agreement.

c.	The definition of “Aggregate Purchase Price” included in Section 1.01 is amended and restated to read as follows:

“Aggregate Purchase Price” means the product obtained by multiplying (i) the Common Stock Price, by (ii) the number of shares of Common Stock constituting Registrable Securities and held by the Holder in question.

d.	The definition of “Registrable Securities” included in Section 1.01 is amended and restated to read as follows:

e.

“Registrable Securities” means the 24,803,398 shares of Common Stock held by the Purchaser as of August 10, 2022, subject to exchange, substitution or adjustment pursuant to Section 3.04 of this Agreement, all of which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof.

f.	The definition of “Participation Common Stock” included in Section 1.01 and each use of such defined term in the Registration Rights Agreement is deleted from the Registration Rights Agreement.

g.	Section 1.01 is amended to add the following definition of “permitted transferee” immediately after the definition of “Parity Securities”:

“permitted transferee” means any Affiliate of the Purchaser (other than any such Affiliate who is also a Competitor of the Company).

h.	Section 1.01 is amended to add the following definition of “Competitor” immediately after the definition of “Company”:

“Competitor” means any Person or entity that is an operating company (it being agreed that “Competitor” shall not include any company the primary business purpose of which is to provide financing directly or indirectly to unaffiliated entities, whether or not engaged in the nitrogen based chemicals or climate control sectors) which engages in the nitrogen based chemicals or climate control business or otherwise provides similar services or engages in a similar business as the Company and its Subsidiaries.

i.	Clause (c) of Section 1.02 is amended and restated to read as follows:

“(c) when such Registrable Security is held by the Company or one of its subsidiaries”

j.

Each of the undersigned hereby acknowledges that there remain no further obligations of the Company pursuant to Section 2.01 of the Registration Rights Agreement. In addition, the parties hereby agree that, in the event that the Purchaser has a right to include Registrable Securities in a registration statement pursuant to Section 2.02 or Section 2.04(b) of the Registration Rights Agreement, the Purchaser may, without increasing the aggregate number of shares of Common Stock entitled to be included by the Purchaser in such registration statement and subject to compliance with all of the terms of the Registration Rights Agreement (including with respect to any other Person whose shares of Common Stock are to be included in such registration statement in accordance with this sentence), choose to include shares of Common Stock, other than Registrable Securities, that are held by Persons managed or controlled, directly or indirectly, by the Purchaser.

k.	Section 2.11 is amended and restated to read as follows:

Transfer or Assignment of Registrable Securities and Registration Rights. The rights to cause the Company to register Registrable Securities granted to the Purchaser by the Company under this Article II may be transferred or assigned by any Purchaser only (a) with the prior written consent of the Company, which consent shall not be unreasonably withheld, with respect to any transfer of Registrable Securities other than to a permitted transferee, (b) if such transfer or assignment of securities is made in compliance with all applicable securities laws, and, if requested by the Company, delivery to the Company of a legal opinion reasonably satisfactory to the Company confirming such compliance, and (c) the transferring party shall provide advance written notice to the Company of the Registrable Securities being transferred, the name and notice details of the transferee (and certification that such transferee is a permitted transferee) and an instrument duly executed by the transferee whereby such assignee makes certain reasonable and customary representations as may be reasonably requested by the Company with respect to the transfer of unregistered securities; provided, however, that (a) unless the transferee or assignee of such registration rights is a permitted transferee of, and after such transfer or assignment would continue to be an Affiliate of, the Purchaser, the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least $15 million of Registrable Securities (based on the Aggregate Purchase Price), (b) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of the Purchaser under this Agreement, (d) the transferor or assignor is not relieved of any obligation or liabilities hereunder arising out of events occurring prior to such transfer, and (e) Schedule A hereto shall be updated to reflect the addition of a new Purchaser.

l.	Section 3.01(c) is amended and restated to read as follows:

(c) if to the Company:

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma 73116

Attention: Michael Foster, General Counsel

Email: MFoster@lsbindustries.com

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Craig Marcus, Esq.; Faiza Rahman, Esq.

Email: Craig.Marcus@ropesgray.com; Faiza.Rahman@ropesgray.com

2. Securities Exchange Agreement. Reference is made to that certain Securities Exchange Agreement, dated as of July 19, 2021, by and between the Company and LSB Funding (the “Exchange Agreement”). Capitalized terms used and not otherwise defined in this Section 2 shall have the respective meanings ascribed to them in the Exchange Agreement.

a)	Pursuant to Section 4.6 of the Exchange Agreement, the Company hereby consents to the Distribution in Kind and the Secondary Offering.

b)

Pursuant to Section 7.10 of the Exchange Agreement, LSB Funding hereby notifies the Company that it is assigning all of its rights under Sections 4.11, 4.12, 4.13 and 4.14 of the Exchange Agreement to SBT Investors effective as of immediately following the consummation of the Distribution in Kind. In connection with such assignment, LSB Funding and SBT Investors hereby represent and warrant to the Company that SBT Investors is an Affiliate of LSB Funding and SBT Investors is financially capable of performing the obligations of the Holder under the above-referenced sections of the Exchange Agreement.

3. Additional Representations, Warranties and Acknowledgements.

a)

For the avoidance of doubt, LSB Funding and the Company hereby agree that no recipient of LSB Common Stock pursuant to the Distribution in Kind or the Secondary Offering other than SBT Investors is entitled to any registration rights pursuant to the Registration Rights Agreement.

4. Miscellaneous.

Except for the consents, amendments and modifications expressly made in this letter agreement, the Registration Rights Agreement and the Exchange Agreement shall remain unchanged and in full force and effect in accordance with their terms. By its signature below, each party consents and agrees to the transactions described herein and agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the parties hereto, may be necessary or advisable to carry out the intent and purposes of the transactions described in this letter agreement.

This letter agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this letter agreement, will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

[Signature Page Follows]

Very truly yours,

LSB FUNDING LLC

By:	/s/ Todd L. Boehly
Name:	Todd L. Boehly
Title:	Manager

SBT INVESTORS LLC

By: NZC Capital LLC, its Member Manager

By:	/s/ Todd L. Boehly
Name:	Todd L. Boehly
Title:	Manager

Consented to, acknowledged and agreed as of the date first set forth above:

LSB INDUSTRIES, INC.

By:	/s/ Cheryl A. Maguire
Name:	Cheryl A. Maguire
Title:	Executive Vice President and CFO